Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

October 2, 2025

Aqua Metals, Inc.

5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

Re: Registration Statement on Form S‑1

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the Company’s registration statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares are reserved for future issuance to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to that certain Purchase Agreement, dated as of May 15, 2025 (the “Purchase Agreement”), by and between the Company and Lincoln Park.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statements, the Prospectus Supplement, forms of the First Amended and Restated Certificate of Incorporation, as further amended to date (“Certificate of Incorporation”), and Third Amended and Restated Bylaws of the Company currently in effect, the Purchase Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the Purchase Agreement and the transactions contemplated thereby, certified by an officer of the Company (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We have assumed (i) that the specific sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale, and issuance by the Resolutions. We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when issued and sold as contemplated in the Registration Statement and the Purchase Agreement against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP